                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement              Commission Only (as permitted
[ ]  Definitive Additional Materials         by Rule 14a-6(e)(2))
[X]  Soliciting Material Pursuant to
     Rule 14a-12

                                 PROVANT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                 ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

Tuesday July 10, 2001 8:00am Eastern Time

Press Release

Provant Committee to Restore Shareholder Value Receives Interest from Shareholders Owning 40.9% of Company

NEW YORK--July 10, 2001

The Provant Committee to Restore Shareholder Value announced today that it has received expressions of interest in joining from shareholders who, when combined with current Committee members, beneficially own 40.9% of Provant's common stock. These shares are owned by more than 40 individuals.

In addition, the Committee announced that it is filing today with the Securities and Exchange Commission ("SEC") an amended Schedule 13D to reflect an increase in the size of the Committee's beneficial ownership from 13.6% to 14.8% of Provant's common stock. The Committee, which was formed with 5 members on June 10th, now consists of 10 members.

The Committee has decided at this juncture not to add to its membership beyond the current level because of uncertainty surrounding the application of Provant's Shareholder Rights Plan ("poison pill") and the risk that an aggregation of shareholders engaged solely in an election contest could be classified as an "Acquiring Person" if the group exceeded the 15% ownership threshold in the poison pill.

The Committee has asked the Board of Directors (the "Board") on more than one occasion to amend the poison pill to exclude the Committee from the definition of "Acquiring Person". Absent this exclusion, Provant shareholders could be denied what the Committee believes are their democratic rights to participate actively in the Committee's efforts. To date, the Board has not responded constructively to any of these communications, and specifically has failed to explain how it is legitimate to use the provisions of a poison pill to prevent shareholders from joining together to oppose management in a legitimate proxy contest.

The Committee has come together as a group of long-term shareholders frustrated with the precipitous decline in shareholder value that all shareholders have suffered. The Committee is acting as a catalyst for change and to initiate a fresh start at the Company.

A spokesperson for the Committee said that he believed that interest in joining the Committee has grown substantially as shareholder value has continued its decline and as the Board has failed to implement the Committee's proposed changes.

The Committee reiterates its proposal for a meeting with the Board to discuss the immediate implementation of its proposed changes outlined in its press release dated June 11th.

Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners -- Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.

                                       1